TANKNOLOGY-NDE INTERNATIONAL, INC.


FOR IMMEDIATE RELEASE

TANKNOLOGY-NDE ANNOUNCES STRATEGIC ALLIANCE WITH VEEDER-ROOT
COMPANY

     AUSTIN, Texas, January 6, 1998 - Tanknology-NDE International, Inc. (OTC Bulletin Board: TNDE, formerly NDEC), a leading provider of storage tank environmental compliance services, today announced a strategic alliance with Veeder-Root Company. Veeder-Root manufactures environmental monitoring equipment and provides supporting services through its Simplicity offering. The strategic alliance includes a Commercial Agreement and an $8 million investment through Veeder-Root's parent company, Danaher Corporation (NYSE: DHR).

     Under the terms of the Commercial Agreement, Tanknology-NDE and Veeder-Root will work to integrate their complementary service offerings, such as combining Tanknology-NDE's Compliance Management Services ("CMS") with Veeder-Root's Simplicity Petroleum Data Services.

     Under the terms of the investment agreement, Tanknology-NDE issued (i) a $6.5 million Senior Subordinated Note with a 10% annual interest rate and a
5-year term, (ii) $1.5 million of Tanknology-NDE Redeemable Preferred Stock which is convertible into 3 million Tanknology-NDE common shares and pays a 10% annual dividend with a 7-year term, and (iii) 4.5 million warrants to purchase Tanknology-NDE common stock at $0.375 per share with a 5-year term. If Veeder-Root exercised its warrants and converted the preferred stock, its ownership would be approximately twenty-five percent (25%) of Tanknology-NDE on a fully-diluted basis. Tanknology-NDE, with the proceeds of this investment and approximately $750,000 of its cash, repaid all Tanknology-NDE's obligations, including accrued interest, to Banc One Capital Partners ("BOCP") and repurchased BOCP's 13 million warrants.

     Dan Sharplin, President of Tanknology-NDE, noted, "This strategic alliance represents a significant opportunity. Tanknology-NDE and Veeder-Root will offer complementary products and services in an integrated package. This alliance will create more value for our customers while allowing the firms to focus on their distinctive strengths. The investment agreement provides greater flexibility at a lesser cost and facilitates Tanknology-NDE's continued growth."


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                       TANKNOLOGY-NDE INTERNATIONAL, INC.

     Steve Sigmon, President of Veeder-Root, North America, noted that "The two firms working together will bring a wider array of comprehensive services to our customers. Combining our exciting new Simplicity monitoring services, which uses market leading Veeder-Root equipment, with a first-rate CMS program and other services from Tanknology-NDE is a great combination which will provide meaningful options and better service to our customers."

     Tanknology-NDE  provides  environmental  compliance  testing and  services, installation of compliance equipment, and consulting services to owners and operators of aboveground and underground storage tanks ("USTs"). Tanknology-NDE operates the only nationwide fleet of UST field service and testing vehicles and provides a complete line of administrative services, compliance management services, and construction management services to facilitate customers' compliance with federal, state, and local regulations governing USTs.

     Veeder-Root Company, based in Simsbury, Connecticut, is the industry's leading manufacturer of automatic tank gauge and line leak detection equipment for detecting leaks in underground storage tanks and lines. Simplicity Petroleum Data Services, a unit of Veeder-Root, provides a turnkey package of tank gauge and line leak equipment, 24-hour remote monitoring, compliance reports, dispatching, and field management services.

     To the extent this press release contains forward-looking statements, Tanknology-NDE believes the expectations reflected in such statements are reasonable; however, no assurances can be given that such expectations will prove to be correct.

     Additional information about Tanknology-NDE,  Veeder-Root,  and Danaher can
be  found  on  the  Internet  at   www.tanknde.com,   www.veeder-root.com,   and
www.danaher.com.


CONTACT:
          Amy Graham, Investor Relations,  Tanknology-NDE  International,  Inc.,
          (512) 451-6334
          Bonnie Van Wie, Veeder-Root Co., 860-651-2700



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